NEWS RELEASE ENSCO INTERNATIONAL INCORPORATED
500 North Akard • Suite 4300 • Dallas, Texas 75201-3331 Tel: (214) 397-3000 • Fax: (214) 397-3370 • Web Site: www.enscous.com

ENSCO International Announces Additional Stock Repurchase Authorization, Quarterly Dividend, and Third Quarter Revenue Outlook

Dallas, Texas, August 29, 2007 … The ENSCO International Incorporated (NYSE:  ESV) Board of Directors has authorized the purchase of an additional $500 million of ENSCO common stock.  The Company recently completed an initial $500 million stock repurchase program authorized by the Board in March 2006. Under the initial authorization, the Company purchased 9.5 million shares at an average price of $52.38 per share.  Repurchases under the new authorization generally will be made in the open market or in privately negotiated transactions, subject to regulatory considerations and market conditions, and will be funded from ENSCO’s available cash.

 The ENSCO Board also declared a regular quarterly cash dividend of $0.025 per share of ENSCO common stock.  The cash dividend will be paid on September 21, 2007, to stockholders of record on September 10, 2007.

Additionally, the Company expects third quarter 2007 revenue to be flat as compared to second quarter. This is a reduction from the 3% sequential increase in third quarter revenue expected at the time of the Company’s second quarter earnings conference call held in July 2007.  This revenue reduction primarily is due to continuing softness in the Gulf of Mexico jackup market, resulting in lower utilization and day rates for the Company’s Gulf of Mexico jackup fleet. Revenue also is being negatively impacted by delays in mobilization and commencement of new contracts by two of the Company’s international jackup rigs, ENSCO 100 and ENSCO 107, due to scheduling changes necessitated by late arrival of transport vessels.  ENSCO 100, which is mobilizing from West Africa, is expected to incur approximately 75 idle days before commencing a contract in the North Sea in early November 2007. It is anticipated that ENSCO 107 will commence a contract in New Zealand by early October 2007 following relocation from Singapore.  Although ENSCO 107 will receive a standby or mobilization rate during an estimated 80-day period that commenced mid-July, accounting rules require that this revenue be deferred and recognized over the 240-day term of the contract in New Zealand.

Statements contained in this news release that state Company or management intentions, hopes, beliefs, anticipations, expectations or predictions of future events are forward-looking statements.  Such forward-looking statements include references to the amount and execution of the stock repurchase program, future revenue expectations,  utilization or rig relocations in general and as respects ENSCO 100 and ENSCO 107 in particular, future rig rates or utilization, rig enhancement, shipyard work completion, contract commitments, market trends, expectations, outlook or conditions for 2007 and beyond.  It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements.  The factors that could cause actual results to differ materially from those in the forward-looking  statements  include  the following  (i) changes in the  price of ENSCO common stock, (ii)  the  amount  of  cash available  for  stock  repurchases, (iii) changes in the Company’s profitability and cash generation, (iv)  industry conditions and competition, including changes in rig supply and demand or new technology, (v) cyclical nature of the industry, (vi) worldwide expenditures for oil and gas drilling, (vii) operational risks, including hazards created by severe storms and hurricanes, (viii) risks associated with offshore rig operations or rig relocations in general, and in foreign jurisdictions as respects ENSCO 100 and ENSCO 107 in particular, (ix) renegotiation, nullification, or breach of contracts with customers or other parties, (x) changes in the dates our rigs undergoing shipyard construction work, repairs or enhancement will enter a shipyard, return to or enter service, (xi) risks inherent to domestic and foreign shipyard rig construction, rig repair or rig enhancement, (xii) unavailability of transport vessels to relocate rigs, (xiii) environmental or other liabilities, risks, or losses including hurricane related equipment damage, loss or wreckage or debris removal in the U.S. Gulf of Mexico, that may arise in the future which are not covered by insurance or indemnity in whole or in part, (xiv) the impact of current and future laws and government regulation affecting the oil and gas industry in general including taxation, our operations in particular, as well as repeal or modification of same, (xv) political and economic uncertainty, (xvi) limited availability of economic insurance coverage for certain perils such as hurricanes in the Gulf of Mexico or removal of wreckage or debris, (xvii) self-imposed or regulatory limitations on jackup rig drilling locations in the Gulf of Mexico during hurricane season, (xviii) our availability to attract and retain skilled or other personnel, (xix) excess rig availability or supply resulting from delivery of new drilling units, (xx) heavy concentration of our rig fleet in premium jackups, (xxi) terrorism or military action impacting our operations or financial performance, and (xxii) other risks described from time to time as Risk Factors and otherwise in the Company's SEC filings. Copies of such SEC filings may be obtained at no charge by contacting our investor relations department at 214-397-3045 or by referring to the investor relations section of our website at http://www.enscous.com.

All information in this press release is as of August 29, 2007.  The Company undertakes no duty to update any forward-looking statement, to conform the statement to actual results, or reflect changes in the Company’s expectations.

ENSCO, headquartered in Dallas, Texas, provides contract drilling services to the global petroleum industry.

Contact:

Richard LeBlanc

214-397-3011

2